Exhibit 99.1

FOR IMMEDIATE RELEASE

BankFinancial Corporation Reports First Quarter 2007 Earnings and

Filing of Quarterly Report on Form 10-Q

and Quarterly Financial and Statistical Supplement

with the Securities and Exchange Commission

Burr Ridge, Illinois - (May 8, 2007) BankFinancial Corporation (Nasdaq – BFIN) (“BankFinancial”) announced that it will file today its Quarterly Report on Form 10-Q for the quarter ended March 31, 2007 and a Quarterly Financial and Statistical Supplement on Form 8-K with the U.S. Securities and Exchange Commission (the “SEC”).

BankFinancial also reported net income of $1.7 million, or $0.08 per common share, for the three months ended March 31, 2007, compared to $3.1 million, or $0.14 per common share, for the three months ended March 31, 2006. Net income includes $1.3 million, or $0.04 per common share, of stock-based compensation expense for the three months ended March 31, 2007 compared to $384,000, or $0.01 per common share, for the three months ended March 31, 2006.

As previously reported, on March 26, 2007, BankFinancial’s Board of Directors has extended the expiration date of its current share repurchase authorization from March 31, 2007 until September 30, 2007, and has increased by 1,158,759 shares the number of shares that can be repurchased in accordance with the authorization. During the first quarter of this year, BankFinancial repurchased 1,131,974 shares at an aggregate cost of approximately $19.3 million.

At March 31, 2007, BankFinancial had total assets of $1.567 billion, total loans of $1.298 billion, total deposits of $1.106 billion and stockholders’ equity of $310 million.

The Quarterly Report on Form 10-Q and the Quarterly Financial and Statistical Supplement will be available today on BankFinancial’s website, www.bankfinancial.com on the “Stockholder Information” page, and through the EDGAR database on the SEC’s website, www.sec.gov.

BankFinancial’s management will review first quarter 2007 results in a conference call and webcast for stockholders and analysts on Wednesday, May 9, 2007 at 9:30 a.m. Central Standard Time (CST). The conference call may be accessed by calling (866) 356-4281 and using participant passcode 17835286. The conference call will be simultaneously webcast at www.bankfinancial.com, on the Stockholder Information page. For those persons unable to participate in the conference call, the webcast will be archived through 5:00 p.m. CST on May 23, 2007 on our website.

BankFinancial Corporation is the holding company for BankFinancial, F.S.B., a full-service, community-oriented savings bank providing financial services to individuals, families and businesses through 18 full-service banking offices, located in Cook, DuPage, Lake and Will Counties, Illinois. BankFinancial Corporation became a publicly-traded company on June 24, 2005, and its common stock trades on the Nasdaq Stock Market under the symbol BFIN.

“Forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995 may be included in this release. A variety of factors could cause BankFinancial Corporation’s actual results to differ from those expected at the time of this release. Investors are urged to carefully review and consider the various disclosures made by BankFinancial Corporation in its periodic reports filed with the Securities and Exchange Commission, including the risk factors and other information disclosed in BankFinancial Corporation’s Annual Report on Form 10-K for the most recently ended fiscal year. Copies of these filings are available at no cost on the SEC’s web site at http://www.sec.gov or on BankFinancial’s web site at http://www.bankfinancial.com.

For Further Information

Contact:	Shareholder, Analyst and Investor Inquiries:	Media Inquiries:

Elizabeth A. Doolan, Senior Vice President – Finance BankFinancial Corporation Telephone: 630-242-7151	Gregg T. Adams, Executive Vice President – Marketing & Sales BankFinancial Corporation Telephone: 630-242-7234